THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE.  THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD OR TRANSFERRED FOR VALUE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION THEREOF UNDER THE SECURITIES ACT OF 1933 AND/OR THE SECURITIES ACT OF ANY STATE HAVING JURISDICTION, OR AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR ACTS.

No. __________	$______________
Tustin, California

[FORM OF]
AMDL, INC.
12% SERIES 2 SENIOR PROMISSORY NOTE
DUE: ______________, 2012

FOR VALUE RECEIVED, AMDL, Inc., a Delaware corporation (the “Company”) with an address at 2492 Walnut Avenue, Tustin, California  92780, USA, hereby promises to pay to the order of _____________________________________ (the “Holder”), or his or its registered assigns, the sum of ______________________________________ Dollars ($_________) or such lesser amount as shall then be outstanding hereunder.

One-ninth (1/9) of the principal amount of this Series 2 Senior Promissory Note (“Series 2 Note”) shall be paid on each of the following dates:  a date 12 months after the date of this Note; a date 15 months after the date of this Series  2 Note; a date 18 months after the date of this Series 2 Note; a date 21 months after the date of this Series 2 Note; a date 24 months after the date of this Series 2 Note; a date 27 months after the date of this Series 2 Note; a date 30 months after the date of this Series 2 Note; a date 33 months after the date of this Series 2 Note; and a date 36 months after the date of this Series 2 Note.  The entire outstanding principal balance remaining on this Series 2 Note shall be due and payable, together with all interest accrued hereon, on a date (the “Maturity Date”) which shall be the earlier to occur of (i) May __, 2012, or (ii) the completion of the closing of a credit facility or loans by the Company or its subsidiaries with a financial institution or bank of not less than Eight Million Dollars ($8,000,000) or more in a transaction or series of transactions (“Bank Financing”).

Payment for all amounts of cash or securities due hereunder shall be made by mail to the registered address of the Holder.  The Holder has received and has executed, in connection with the purchase hereof, a Securities (Note) Purchase Agreement dated as of May 15, 2009 (the “Purchase Agreement”) and a subscription and purchaser representation letter (the “Representation Letter”), Exhibit A to the Purchase Agreement.  Capitalized terms used but not defined herein shall have the meanings assigned to them in the Purchase Agreement.

The following is a statement of the rights of the Holder of this Series 2 Note and the conditions to which this Series 2 Note is subject, and to which the Holder hereof, by the acceptance of this Series 2 Note, agrees:

EXHIBIT "B"

1.           Definitions.  As used in this Series 2 Note, the following terms, unless the context otherwise requires, have the following meanings:

1.1.           “Business Day” shall mean any day of the week, other than Saturday, Sunday or any other day in which national banks in the United States is not open for business.

1.2.           “Company” includes any corporation that may succeed to or assume the obligations of the Company under this Series 2 Note.

1.3.           “Holder,” when the context refers to a Holder of this Series 2 Note, shall mean any person who shall at the time be the registered Holder of this Series 2 Note.

2.           Interest.  This Series 2 Note shall bear interest at the annual rate of twelve percent (12%) which shall accrue and all accrued interest on the outstanding unpaid principal amount shall be payable quarterly on June 1st, September 1st, December 1st, and March 1st of each year after the issuance of this Series 2 Note.  Any unpaid interest shall be payable on the Maturity Date, or earlier in the event of a prepayment of all or a portion of this Series 2 Note.  Notwithstanding the foregoing, if this Series 2 Note shall not be paid or satisfied in full on the Maturity Date, this Series 2 Note shall bear interest, commencing on the Maturity Date, at the rate of eighteen percent (18%) per annum, payable on the last day of each month following the Maturity Date, until such time as the entire unpaid principal amount of this Series 2 Note, together with all interest accrued hereon shall have been paid in full.

3.           Prepayment.  The Company shall have the right, at any time upon not less than ten (10) Business Days prior written notice (the “Prepayment Notice”) given to the Holder of this Series 2 Note to prepay in cash all or any portion of the outstanding principal amount of this Series 2 Note together with all accrued interest hereon and thereon and a prepayment penalty or premium of 15% of the principal amount thereof; provided, however, the “automatic exchange” of this Series 2 Note pursuant to Section 4.11 of the Purchase Agreement is not a “prepayment” for purposes hereof.

4.           Events of Default.  If any of the events specified in this Section 4 shall occur (herein individually referred to as an “Event of Default”) and shall not have been cured within ten (10) Business Days after written notice of such default has been given by the Holder to the Company, the Holder of the Series 2 Note may, so long as such condition exists, declare the entire principal and unpaid accrued interest thereon immediately due and payable:

(i)           If the stockholders of the Company do not approve the offering of all of the Units pursuant to the Purchase Agreement on or before September 1, 2009, and this Series 2 Note is not redeemed by the Company by November 30, 2009; or

(ii)           Default in the payment of interest on this Series 2 Note when due or the principal amount on this Series 2 Note on the Maturity Date; or

(iii)           A breach by the Company of any material representation or warranty contained in the Purchase Agreement; this Series 2 Note, the Stock Purchase Warrant issued as part of the units under the Purchase Agreement (the “Warrant”), or the Registration Rights Agreement relating to the shares of the Company’s common stock issuable on exercise of the Warrant, or

(iv)           The issuance of notes or evidence of indebtedness by the Company having rights senior to this Series 2 Note except the Bank Financing; or

(v)           Default by the Company in any of its obligations under any other debenture or any mortgage, credit agreement or other facility or other instrument under which there may be issued, or by which there may be secured or evidenced any indebtedness for borrowed money or money due under any long term leasing or factoring arrangement of the Company in an amount exceeding $100,000, whether such indebtedness now exists or shall hereafter be created, for which such default has not been timely cured and such default shall result in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable; or

(vi)           Any (A) merger, consolidation of the Company with or into any other entity, or the sale or all or substantially all of the assets of the Company to any other entity, in each case where the ability to elect the members of the board of directors of the Company or its successor in interest shall be vested in persons who are not presently stockholders of the Company (a “Sale of Control”), or (B) dissolution or termination of existence of the Company; or

(vii)           A final judgment or judgments for the payment of money in excess of an aggregate of (US) $500,000 are rendered against one or more of the Company and its subsidiaries, which judgments are not, within sixty (60) days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within sixty (60) days after the expiration of such stay; or

(viii)           The institution by the Company of proceedings to be adjudicated as bankrupt or insolvent, or the consent by it to institution of bankruptcy or insolvency proceedings against it or the filing by it of a petition or answer or consent seeking reorganization or release under the federal Bankruptcy Act, or any other applicable federal or state law, or the consent by it to the filing of any such petition or the appointment of a receiver, liquidator, assignee, trustee or other similar official of the Company, as applicable, or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the taking of corporate action by the Company in furtherance of any such action; or

(ix)           If, within sixty (60) days after the commencement of an action against the Company (and service of process in connection therewith on the Company) seeking any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such action shall not have been resolved in favor of the Company, as applicable, or all orders or proceedings thereunder affecting the operations or the business of the Company, as applicable, stayed, or if the stay of any such order or proceeding shall thereafter be set aside, or if, within sixty (60) days after the appointment without the consent or acquiescence of the Company, as applicable, of any trustee, receiver or liquidator of the Company, as applicable, or of all or any substantial part of the properties of the Company, such appointment shall not have been vacated; or

(x)           The cessation of the Company’s business for more than thirty (30) days.

4.2.           If an Event of Default with respect to the Company described in paragraphs (i) through (x) of Section 4.1 has occurred and has not been cured, this Series 2 Note shall automatically become immediately due and payable and this Series 2 Note shall bear interest thereafter at the rate of eighteen percent (18%) per annum.  Upon this Series 2 Note becoming due and payable under this Section 4, whether automatically or by declaration (a “Default”), such Series 2 Note will forthwith mature and the entire unpaid principal amount of such Series 2 Note, plus all accrued and unpaid interest thereon shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived.  If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Additional Notes have become or have been declared immediately due and payable, the Holder of this Series 2 Note may proceed to protect and enforce the rights of such Holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of the Purchase Agreement, the Registration Rights Agreement or this Series 2 Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

5.           Treatment of Series 2 Note.  To the extent permitted by generally accepted accounting principles, the Company will treat, account and report the Series 2 Note as debt and not equity for accounting purposes and with respect to any returns filed with federal, state or local tax authorities.

6.           No Stockholder Rights.  Nothing contained in this Series 2 Note shall be construed as conferring upon the Holder or any other person the right to vote or to consent or to receive notice as a stockholder in respect of meetings of stockholders for the election of directors of the Company or any other matters or any rights whatsoever as a stockholder of the Company.  This limitation does not apply to or in any way restrict a Holder’s rights as a stockholder in connection with any shares of common stock of the Company otherwise held by the Holder.

7.           Assignment.  Subject to the restrictions on transfer described in Section 9 below, the rights and obligations of the Company and the Holder of this Series 2 Note shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

8.           Waiver and Amendment.  Any provision of this Series 2 Note may be amended, waived or modified upon the written consent of the Company and the Holders of at least a majority of the face amount of all then outstanding Series 2 Notes issued pursuant to the Purchase Agreement.

9.           Transfer of This Series 2 Note.  With respect to any offer, sale or other disposition of this Series 2 Note, the Holder will give written notice to the Company prior thereto, describing briefly the manner thereof, together with a written opinion of such Holder’s counsel reasonably acceptable to the Company, to the effect that such offer, sale or other distribution may be effected without registration or qualification (under any federal or state law then in effect).  Promptly upon receiving such written notice and reasonably satisfactory opinion, if so requested, the Company shall notify such Holder that such Holder may sell or otherwise dispose of this Series 2 Note, all in accordance with the terms of the notice delivered to the Company.  If a determination has been made pursuant to this Section 9 that the opinion of counsel for the Holder is not reasonably satisfactory to the Company, the Company shall so notify the Holder promptly after such determination has been made.  Each Series 2 Note thus transferred and each certificate representing the securities thus transferred shall bear a legend as to the applicable restrictions on transferability in order to ensure compliance with the Securities Act, unless in the opinion of counsel for the Company such legend is not required.  The Company may issue stop transfer instructions to its transfer agent in connection with such restrictions.

10.           Notices.  Any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given on the date of service if personally served on the party to whom such notice is to be given, on the date of transmittal of service via telecopy to the party to whom notice is to be given (with a confirming copy delivered within 24 hours thereafter), or on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified mail, postage prepaid, or via a recognized overnight courier providing a receipt for delivery and properly addressed at the respective addresses of the parties as set forth herein.  Any party hereto may by notice so given change its address for future notice hereunder.

11.           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, excluding that body of law relating to conflict of laws.

12.           Heading; References.  All headings used herein are used for convenience only and shall not be used to construe or interpret this Series 2 Note.  Except where otherwise indicated, all references herein to Sections refer to Sections hereof.

IN WITNESS WHEREOF, the Company has caused this Series 2 Note to be executed this _______ day of ___________ 2009.

AMDL, INC.

By:____________________________________________
Akio Ariura, Chief Financial Officer